Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Employee, Director and Consultant Equity Incentive Plan of GI Dynamics, Inc. of our report dated March 30, 2015 with respect to the consolidated financial statements of GI Dynamics, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 15, 2015